Exhibit 10.1

AMENDED AND RESTATED GUIDELINES FOR THE DETERMINATION OF ANNUAL BONUS FOR PRESIDENT AND CHIEF EXECUTIVE OFFICER OF TDS

[See Attached]

TELEPHONE AND DATA SYSTEMS, INC.

GUIDELINES FOR THE DETERMINATION OF ANNUAL BONUS

FOR PRESIDENT AND CHIEF EXECUTIVE OFFICER

(As Amended and Restated Effective for Performance Years Commencing

On or After January 1, 2009)

I.    PURPOSE

►      To provide incentive for the President and Chief Executive Officer (the “President”) of Telephone and Data Systems, Inc. (the “Company”) to extend his best efforts toward achieving superior results with respect to Company and business unit performance;

►      To reward the President in relation to his success in meeting and exceeding performance targets and otherwise contributing to the success of the Company and its business units; and

►      To help the Company retain the President, a talented leader in a position of critical importance to the success of the Company and its business units.

II.   BONUS AMOUNT

The Compensation Committee of the Board of Directors of the Company (the “Committee”) in its sole discretion determines whether an annual bonus will be payable to the President for a performance year and, if so, the amount of such bonus.  Factors that may be considered by the Committee in making such determination include the following:

►      the level of achievement of the Company and its business units, on a short-term and long-term basis, measured against performance objectives and compared with that of peer companies;

►      the President’s individual performance, on a short-term and long-term basis, with respect to his leadership of the Company and its business units, the development and maintenance of effective working relationships across the enterprise, his stated personal objectives and his other duties and responsibilities;

►      the total cash compensation paid to chief executive officers of publicly-held peer companies and other publicly-held companies; and

►     other factors that the Committee in the exercise of its judgment and discretion determines relevant.

No single factor shall be determinative and no factor shall be applied mechanically to calculate any portion of the President’s bonus.  The entire amount of the bonus is discretionary.  The President shall have no right or expectation with respect to any bonus and no bonus shall vest until the date the bonus is paid.  To the extent and only to the extent that any bonus is paid for a performance year, such bonus shall be deemed to have been earned on December 31 of that performance year.

III.  BONUS PAYMENT

Any bonus awarded with respect to a performance year shall be paid during the period commencing on the January 1 immediately following the performance year and ending on the March 15 immediately following the performance year.  Notwithstanding the foregoing, in the event that payment by such March 15th is administratively impracticable and such impracticability was unforeseeable (in each case, such that the payment continues to qualify as a “short-term deferral” within the meaning of section 409A of the Internal Revenue Code), payment will be made as soon as administratively practicable after such March 15th, but in no event later than the December 31 immediately following the performance year.  Payment will be in the form of a lump sum.

Notwithstanding any provision of these guidelines to the contrary, the President does not have a legally binding right to a bonus unless and until the bonus amount, if any, is paid.

IV.  AMENDMENT AUTHORITY

The Committee reserves the right to amend the guidelines set forth herein at any time for any reason.

                APPROVED by the TELEPHONE AND DATA SYSTEMS, INC. COMPENSATION COMMITTEE on this __________ day of __________________, 2009.

George W. Off

Christopher D. O’Leary

Herbert S. Wander